UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd., Suite 200

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2017, Ardelyx, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with Shanghai Fosun Pharmaceutical Industrial Development Co. Ltd. (“Fosun”) under which the Company granted Fosun an exclusive license to develop and commercialize tenapanor in China for the treatment, diagnosis or prevention of (i) irritable bowel syndrome with constipation and chronic idiopathic constipation, (ii) hyperphosphatemia related to chronic kidney disease and (iii) other diseases or conditions for which the Company obtains marketing approval in either the US or China (collectively, “Field”). Field excludes the treatment of cancer. The Company retained the rights to tenapanor outside of China, and also retained the rights to tenapanor in China for indications other than those in the Field. Pursuant to the terms of the License Agreement, Fosun is responsible for all of the development and commercialization costs for tenapanor in the Field in China.

Under the terms of the License Agreement, the Company is responsible for supplying the tenapanor drug product for Fosun’s use in development and during commercialization until Fosun has assumed such responsibility. Additionally, the Company is responsible for supplying the tenapanor drug substance for Fosun’s use in development and commercialization throughout the term of the License Agreement.

Under the terms of the License Agreement, the Company will receive an upfront payment of $12 million and is eligible to receive additional milestones of up to $113 million in the aggregate, as well as tiered royalty payments on aggregate net sales ranging from the mid-teen percent to twenty percent, subject to certain reductions under certain circumstances, as described in the License Agreement.

The License Agreement will continue until all of Fosun’s applicable payment obligations under the License Agreement have been performed or have expired, or the agreement is earlier terminated. Under the terms of the License Agreement, the Company and Fosun each have the right to terminate the agreement for material breach by the other party or in the event of insolvency by the other party. In addition, Fosun may terminate the agreement for convenience and the Company may terminate the agreement if Fosun challenges any patents licensed to Fosun under the agreement.

The License Agreement includes various representations, warranties, covenants, dispute escalation and resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The foregoing description of the License Agreement is qualified in its entirety by reference to the License Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2017	ARDELYX, INC.

	By:	/s/ Mark Kaufmann
Mark Kaufmann
Chief Financial Officer